Exhibit 2.1

PURCHASE AND MERGER AGREEMENT

          This SHARE EXCHANGE AGREEMENT (this “Agreement”) dated this 14th day of January 2008 by and between Integrated Software Development Corp. (IDVJ.PK, “Purchaser”), a Nevada corporation (“IDVJ”) and BSK & TECH. Co., Ltd., a Korean Corporation (“Target or BSK”), and shareholders of TARGET hereinafter referred to as “Transferors”.

RECITALS

          A.     Transferors are the holder of common2,000,000 shares (the “Target Shares”) of the common stock of BSK & TECH. Co., Ltd., a Korean Corporation (“Target”), and the Target Shares represent approximately 100% of the issued and outstanding shares of Target.

          B.     The parties hereto desire that TRANFERORS convey to IDVJ the Target Shares, and that, in exchange therefore, IDVJ pay to TRANFERORS by issuing to TRANFERORS Twenty Eight Million and Fifty Thousand (28,050,000) shares of IDVJ’s common stock (the “Exchange Shares”), so that, after the consummation of such exchange, TRANFERORS will hold a majority of the issued and outstanding common shares of IDVJ, and IDVJ will hold all of the issued and outstanding common shares of Target.

          C.     It is intended that the Exchange Shares to be issued pursuant hereto will be issued to TRANFERORS under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder and shall not be registered under the Securities Act or any other relevant laws or regulations.

          D.     The parties hereto intend that the transaction described herein qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

          NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

          1.1     Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

                    (a)     “Action” means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

                    (b)     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

                    (c)     “Business Day” means a day on which banks are open for business in New York, New York.

                    (d)     “Claims” means any and all claims, demands or causes of action, relating to or resulting from an Action.

                    (e)     “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

                    (f)     “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

                    (g)     “GAAP” means United States generally accepted accounting principles.

                    (h)     “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

                    (i)     “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

                    (j)     “IRS” means the Internal Revenue Service of the United States of America.

                    (k)     “Laws” means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

                    (l)     “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

                    (m)     “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

                    (n)     “Subsidiaries” of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the Applicable entity in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

                    (o)     “Tax” means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

                    (p)     “Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

          1.2     References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
SHARE EXCHANGE

          2.1     Share Exchange. Subject to the terms and conditions stated herein, the Target Shares and the Exchange Shares shall be exchanged as follows (the “Exchange”):

                    (a)     at the Closing, TRANFERORS shall assign, transfer, convey, and deliver to IDVJ the Target Shares and any and all rights in such shares to which they are entitled, or their equivalent, with evidence of ownership, fully executed and in form for transfer and by doing so will be deemed to have assigned all of its respective right, title and interest in and to all such Target Shares to IDVJ; and

                    (b)     in exchange for the Target Shares, IDVJ shall pay to TRANFERORS the Purchase Price by issuing to TRANFERORS (and TRANFERORS shall accept and acquire from IDVJ) the Exchange Shares as follows: at the Closing, IDVJ shall issue Twenty Eight Million and Fifty Thousand (28,050,000) shares of its common stock to TRANFERORS. Each 1 share of Transferor shall be equal to fourteen point zero two five shares (14.025) of IDVJ.

          2.2     Tax Consequences. It is intended by the parties hereto that the transactions contemplated by this Agreement shall constitute a tax-free reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the regulations promulgated under the Code.

ARTICLE III
CLOSING

          3.1     Date and Location of the Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Michael S. Krome, Esq., 8 Teak Court, Lake Grove, New York 11755, or at such other place as the parties may designate, simultaneously with the execution of this Agreement.

          3.2     Deliveries.

          At the Closing:

                    (1) TRANFERORS shall deliver to IDVJ stock certificates evidencing all the Target Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, or their equivalent, with evidence of ownership in proper form for transfer to IDVJ, and such other documents as may be required under applicable law or reasonably requested by IDVJ.

                    (2) IDVJ shall deliver to TRANFERORS (i) stock certificates evidencing 28,050,000 of the Exchange Shares to which TRANFERORS is entitled to hereunder, (ii) resignation letter from IDVJ Stockholder resigning from all his positions with IDVJ, (iii) all the books and records of IDVJ, including, without limitation, copies of all tax returns, resolutions of the directors, resolutions of the shareholders, minutes of meetings, the stock ledger and other documents relating to all issuances of shares; and (iv) such other documents as may be required under applicable law or requested by TRANFERORS.

          3.3     Restrictive Legends. Certificates evidencing the Exchange Shares pursuant to this Agreement may bear one or more of the following legends and any legend required by any applicable law, including without limitation, any legend that will be useful to aid compliance with Regulation D or other regulations adopted by the SEC under the Securities Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO ANY VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF IDVJ
AND THE IDVJ STOCKHOLDER

          As an inducement to TRANFERORS to enter into this Agreement and to consummate the transactions contemplated herein, IDVJ and the IDVJ Stockholder, jointly and severally, represent and warrant, as of the date of this Agreement to TRANFERORS as follows:

          4.1     Organization. IDVJ is a corporation duly organized, validly existing, and in good standing under the laws of Nevada.

          4.2     Capital Structure.

                    (a)     The authorized capital stock of the IDVJ consists of 15,000,000,000 common shares, $0.000001 par value, of which 684,635,970 shares are issued and outstanding and 5,000,000 preferred A shares $0.00001 par value; 1 Preferred A shares convertible into 45% of the issued and outstanding at the time of conversion. The Company is currently effectuating a Reverse Split of TWENTY-FIVE (25) old shares of common stock for each ONE (1) share of new common stock, which will result in a total of 27,385,439 shares of common stock. All of such issued and outstanding shares have been validly issued and are fully paid and non-assessable. The Exchange Shares to be issued to the Transferors by Purchaser will be dully authorized, fully paid and non-assessable shares; subject to no lien, claim, charge or encumbrance of any kind or nature; will not be subject to any shareholders agreement right of first refusal or preemptive rights; and, in the aggregate will constitute 84.87% of the then issued and outstanding shares of Purchaser’s Common Stock.  Upon consummation of this exchange, there will be a total of 33,050,000 common shares of IDVJ outstanding of which 28,050,000 shares will be owned by the exchanging Shareholders of BSK. IDVJ has no other securities outstanding and no obligation of any kind to issue any additional capital stock warrants, options, stock rights or other securities.

                    (b)     Upon delivery to TRANFERORS of the certificates representing the Exchange Shares, TRANFERORS will acquire good and valid title to such shares, free and clear of any Encumbrances. All of the Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, agreements or other rights of any type or other securities (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of IDVJ, (b) restricting the transfer of any shares of capital stock of IDVJ, or (c) relating to the voting of any shares of capital stock of IDVJ. There are no issued or outstanding Indebtedness of IDVJ having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of IDVJ may vote.

                    (c)     The offer and issuance of the Exchange Shares will be done in compliance with all applicable Laws.

          4.3     Corporate Power and Authority. IDVJ has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby, including, without limitation, file the IDVJ Amendment. The execution, delivery, and performance of this Agreement by IDVJ and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by IDVJ and the consummation of the transactions contemplated thereby, including, without limitation, the filing of the IDVJ Amendment, have been duly authorized by all necessary action on the part of IDVJ and no other corporate action or corporate proceeding on the part of IDVJ is necessary to authorize the execution, delivery, and performance by IDVJ of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by IDVJ and constitutes the legal, valid and binding obligation of IDVJ, enforceable against it in accordance with its terms.

          4.4     Conflicts; Consents and Approvals. Neither the execution and delivery by IDVJ of this Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, including, without limitation, the filing of the IDVJ Amendment with the Secretary of State of Nevada, will:

                    (a)     conflict with, or result in a breach of any provision of, the organizational documents of IDVJ;

                    (b)     violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of IDVJ or the Exchange Shares under any of the terms, conditions or provisions of (1) the organizational documents of IDVJ, (2) any Contract to which IDVJ is a party or to which any of its properties or assets may be bound, or (3) any permit, registration, approval, license or other authorization or filing to which IDVJ is subject or to which any of its properties or assets may be subject;

                    (c)     require any action, consent or approval of any non-governmental third party;

                    (d)     violate any order, writ, or injunction, or any material decree, or material Law applicable to IDVJ or any of its, business, properties, or assets; or

                    (e)     require any action, consent or approval of, or review by, or registration or filing by IDVJ with any Governmental Authority.

          4.5     Subsidiaries. IDVJ does not own, directly or indirectly, nor has entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any Person or is a member of or participant in any Person. IDVJ does not have any Subsidiaries.

           4.6     Contracts. There are no Contracts to which IDVJ is, or will be at Closing, a party or bound, or that otherwise relate to its business or assets.

          4.7     Corporate Books and Records. All the corporate books and records of IDVJ, including, without limitation, copies of all tax returns, resolutions of the directors, resolutions of the shareholders, the stock ledger and other documents relating to the issuances of shares, and minutes of meetings have been delivered to TRANFERORS and are true, complete, and accurate in all respects.

          4.8     Full Disclosure. No representation or warranty of IDVJ or the IDVJ Stockholder in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to IDVJ or the IDVJ Stockholder that has specific application to TRANFERORS and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of IDVJ that has not been set forth in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TRANFERORS

          As an inducement to IDVJ to enter into this Agreement and to consummate the transactions contemplated herein, TRANFERORS represents and warrants, as of the date of this Agreement, to IDVJ as follows:

          5.1     Organization. TRANFERORS is a corporation duly organized, validly existing, and in good standing under the laws of Republic of Korea.

          5.2     Corporate Power and Authority. TRANFERORS has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by TRANFERORS and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of TRANFERORS is necessary to authorize the execution, delivery, and performance by TRANFERORS of this Agreement and the consummation by TRANFERORS of the transactions contemplated hereby. This Agreement has been duly executed and delivered by TRANFERORS and constitutes the legal, valid and binding obligation of TRANFERORS, enforceable against TRANFERORS in accordance with its terms.

          5.3     Conflicts; Consents and Approvals. Neither the execution and delivery by the TRANFERORS of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

                    (a)     conflict with, or result in a breach of any provision of, the organizational documents of TRANFERORS;

                    (b)     violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of TRANFERORS or the Target Shares under any of the terms, conditions or provisions of (1) the organizational documents of TRANFERORS, (2) any Contract to which TRANFERORS is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a material adverse effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which TRANFERORS is subject or to which any of its properties or assets may be subject;

                    (c)     require any action, consent or approval of any non-governmental third party;

                    (d)     violate any order, writ, or injunction, or any material decree, or material Law applicable to TRANFERORS or any of its, business, properties, or assets; or

                    (e)     require any action, consent or approval of, or review by, or registration or filing by TRANFERORS with any Governmental Authority.

          5.4     Target Shares. TRANFERORS has (i) good and marketable title to all the Target Shares, free and clear of all Encumbrances, and (ii) full legal right and power to sell, transfer and deliver the Target Shares to IDVJ in accordance with this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS

          6.1     Confidentiality. Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of TRANFERORS or IDVJ, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur (a) such confidence shall be maintained by the Parties and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

          6.2     Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to consummate the transactions contemplated hereby.

          6.3     Further Assurances. From time to time whether before, at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          6.4     Cooperation with Respect to Financial Reporting. After the date of this Agreement, the IDVJ Stockholder and IDVJ shall reasonably cooperate with TRANFERORS in connection with TRANFERORS’s preparation of historical financial statements and other information as required for TRANFERORS’s filings under the Exchange Act.

          6.5     Release of Claims By the IDVJ Stockholder. In consideration of the transactions contemplated hereby, as of the Closing, the IDVJ Stockholder and his heirs, executors, successors and assigns (the “Waiving Parties”), release, waive and forever discharge, in all capacities, including as stockholders of IDVJ, from and after the Closing any and all Claims, known or unknown, that the Waiving Parties ever had, now have or may have against IDVJ and its stockholders, Affiliates, officers, directors, employees or agents in connection with or arising out of any act or omission of IDVJ or its officers, directors, employees, advisers or agents, in such capacity, at or prior to the Closing; provided, however, that nothing in this Section 6.6 shall be deemed a waiver by the Waiving Parties of any rights under this Agreement.

ARTICLE VII
INDEMNIFICATION; SURVIVAL

          7.1     Indemnification by IDVJ. IDVJ shall indemnify and hold harmless TRANFERORS and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the “TRANFERORS Indemnified Parties”), and shall reimburse the TRANFERORS Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of IDVJ or the IDVJ Stockholder in this Agreement or in any certificate or document delivered by IDVJ or the IDVJ Stockholder pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, (b) any failure by IDVJ to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by IDVJ pursuant to this Agreement to be performed by or complied with by IDVJ, (c) any claims made by a third Person against an TRANFERORS Indemnified Party based upon a contractual obligation of IDVJ or the IDVJ Stockholder for services performed prior to the date hereof.

          7.2     Indemnification by TRANFERORS. TRANFERORS shall indemnify and hold harmless IDVJ, the IDVJ Stockholder, and their Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the “IDVJ Indemnified Parties”), and shall reimburse the IDVJ Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of TRANFERORS in this Agreement or in any certificate or document delivered by TRANFERORS pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by TRANFERORS to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by TRANFERORS pursuant to this Agreement to be performed by or complied with by TRANFERORS.

          7.3     Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the Closing for three years from the date hereof, except the representations and warranties set forth in Section 4.7 which shall survive until the expiration of the applicable statute of limitations.

ARTICLE VIII
MISCELLANEOUS

          8.1     Notices. All notices or other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

1)	If to TRANFERORS:

BSK & Tech. Co., Ltd. Suite 203, Seocho Town #1002-14 Bangbae-Dong Seocho-Gu, Seoul, Korea

(2)	If to IDVJ:

          Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          8.2     Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York and the federal laws of United States applicable therein, without giving effect to principles of conflicts of law.

          8.3     Jurisdiction. The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the State of New York, County of Suffolk, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder. The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts.

          8.4     Waiver of any and all Rights to a Trial by Jury. All parties to this Agreement unconditionally, irrevocably and expressly waive all rights to trial by jury in any action, proceeding, suit, counterclaim or cross-claim in any matter (whether sounding in tort, contract or otherwise) in any way arising out of or otherwise relating to this Agreement or the transaction or the relationships established hereunder. All parties confirm that the foregoing waiver of a trial by jury is informed and freely made.

          8.5     Entire Agreement. This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

          8.6     Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

          8.7     Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by TRANFERORS and IDVJ, in the case of a waiver, by the party waiving compliance.

          8.8     Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

          8.9     Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.10   Brokers. The parties hereto, covenant, represent, and warrant that they have not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker is entitled to receive any brokerage commission, finder’s fee, or similar compensation in connection with this Agreement or the transactions contemplated hereby. Each of the parties shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage, or expense, including reasonable attorney’s fees, pertaining to any broker, finder, or other person with whom such party has dealt.

          8.11   Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          8.12   Independent Representation. Each of the parties hereto further acknowledges and agrees that he or it, as the case may be, has been advised by counsel during the course of negotiations leading up to the execution and delivery of this Agreement and had significant input in the development of this Agreement. This Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

          8.13   Publicity. No party may issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other parties.

IN WITNESS WHEREOF, the parties have duly executed this Share Exchange Agreement as of the date first above written.

Integrated Software Development Corp.

By:

Name:	Isadore Goldreich
Title:	Sole Director and Sole Executive Officer

By:

Title:	President
BSK & Tech. Co., Ltd.

Transferors: